Exhibit 10.9

LENNOX INTERNATIONAL INC.
Long-Term Incentive Award Agreement
U.S. Employees – Vice President and Above

THIS AGREEMENT (“Agreement”) is made as of _________, 20__ (the “Date of Grant”), by and between Lennox International Inc., a Delaware corporation (the “Company”), and __________ (“Participant”).

The Company has adopted the Lennox International Inc. 2019 Equity and Incentive Compensation Plan (as amended and restated from time to time, the “Plan”), the terms of which are incorporated by reference and made a part of this Agreement, for the benefit of eligible employees, Directors, and certain other service providers of the Company and its Subsidiaries (together, “LII”). Capitalized terms used and not otherwise defined in this Agreement have the meanings set forth in the Plan.

Pursuant to the Plan, the Committee, which has responsibility for administering the Plan, has determined that it is in the interest of the Company and its Stockholders to make the awards described in this Agreement in order to increase Participant’s personal interest in the continued success and progress of the Company, to foster and enhance the long-term profitability of the Company for the benefit of its Stockholders by offering the incentive of long-term rewards, and to encourage Participant to remain in the employ of LII.

The Company and Participant therefore agree as follows:

1.    Grant of Awards. Subject to and upon the terms of this Agreement and the Plan, the Company grants to Participant on the Date of Grant:

(a)    PSU Award – for the performance period beginning on January 1, 20__ and ending on December 31, 20__ (the “PSU Performance Period”), an award of _________ performance share units (“PSUs,” and such award, the “PSU Award”). Subject to the degree of attainment of the performance goals approved by the Committee and set forth on Schedule A hereto (the “Performance Goals”), Participant may earn from 0% to 200% of the PSUs;

(b)    RSU Award – an award of __________ service-based Restricted Stock Units (“RSUs” and such award, the “RSU Award”); and

(c)    SAR Award – for the period beginning on the Date of Grant and ending on ________, 20 , the seventh anniversary of the Date of Grant (the “SAR Exercise Period”), an award of ___________ Appreciation Rights (“SARs,” and such award, the “SAR Award”) with a Base Price of $___ per SAR (the fair market value of a Common Share on the Date of Grant).

2.    Restrictions on Transfer. Subject to Section 15 of the Plan, neither the awards evidenced hereby nor any interest therein or in the Common Shares underlying such awards shall be transferable prior to settlement other than by will or pursuant to the laws of descent and distribution.

3.    Conditions for Vesting.

Subject to Participant’s compliance with the terms of this Agreement:

(a)    PSU Award – The PSU Award will vest on the last day of the PSU Performance Period based on the extent that the Performance Goals for the PSUs are achieved for the PSU Performance Period.

(b)    RSU Award – The RSU Award will vest on ___________, 20__ (the “RSU Vesting Date,” and the period from the Date of Grant until the RSU Vesting Date, the “RSU Restriction Period”). If the RSU Vesting Date is not a day on which Common Shares are traded on a U.S. national securities exchange or quoted in an inter-dealer quotation system, then the RSU Vesting Date will be the preceding day on which sales of Common Shares were reported.

(c)    SAR Award –The SAR Award will vest in accordance with the schedule below (the period from the Date of Grant until the final vesting date, the “SAR Vesting Period”).
Date             SARs Vested
             ________, 20__        33 1/3%
             ________, 20__        66 2/3%
             ________, 20__        100%

(d)    Forfeiture. Any PSU Award, RSU Award, or SAR Award (or portion thereof) that does not become vested as described in this Section 3 will be forfeited, including, except as provided in Section 4 or Section 5, if Participant ceases to be continuously employed with LII prior to the end of the PSU Performance Period, RSU Restriction Period, or SAR Vesting Period, respectively.

4.    Termination of Employment. Unless otherwise determined by the Committee in its sole discretion, and except as otherwise provided in Section 5, the PSU Award, the RSU Award and the SAR Award will be subject to vesting or cancellation in connection with the events specified below:

(a)    Except as otherwise provided in Section 4(c), if, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Exercise Period (as applicable), Participant violates Section 11 of this Agreement or is terminated by LII for Cause (as defined in any applicable employment agreement between LII and Participant or as determined by the Committee in its sole discretion in the absence of any such employment agreement), then, immediately after LII becomes aware of a violation of Section 11 or Participant’s termination, the PSU Award, RSU Award or SAR Award will be cancelled.

(b)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Exercise Period (as applicable), Participant terminates employment with LII voluntarily or Participant’s employment with LII is terminated by LII not for Cause, then, (i) immediately after Participant’s termination, the PSU Award, RSU Award and any unvested SAR Award will be cancelled, and (ii) immediately after Participant’s termination, the vested SARs will continue to be exercisable until the earlier of the end of the SAR Exercise Period and 90 days following Participant’s termination, and the remainder of the SAR Award will be cancelled.

(c)    If, prior to the end of the SAR Exercise Period, Participant’s employment with LII is terminated by LII for any reason within one year following a Change in Control, then the vested SARs will continue to be exercisable until the earlier of the end of the SAR Exercise Period and 90 days following Participant’s termination, and the remainder of the SAR Award will be cancelled.

(d)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Exercise Period (as applicable), Participant’s employment with LII terminates by reason of Participant’s retirement, and in connection with such termination of employment (i) Participant is at least 65 years of age, (ii) Participant is at least 62 years of age and has achieved at least 10 years of service with LII or (iii) the number of years of service Participant has achieved with LII plus Participant’s age equals at least 80, then (x) Participant will vest in a pro rata amount of the PSU Award based upon the portion of the PSU Performance Period during which Participant served as an employee of LII and the Company’s attainment of its performance goals in accordance with the Performance Goals, determined at the end of the PSU Performance Period, and the remainder of the PSU Award will be cancelled, (y) Participant will vest in a pro rata amount of the RSU Award based upon the portion of the RSU Restriction Period during which Participant served as an employee of LII, determined as of the date of such retirement, and the remainder of the RSU Award will be cancelled, and (z) any vested SARs will continue to be exercisable for the remainder of the SAR Exercise Period, and the remainder of the SAR Award will be cancelled.

(e)    If, prior to the end of the PSU Performance Period, RSU Restriction Period or SAR Exercise Period (as applicable), Participant dies or incurs a Disability, then (i) Participant, or in the event of Participant’s death, Participant’s beneficiary, will vest in a pro rata amount of the PSU Award based upon the portion of the PSU Performance Period during which Participant served as an employee of LII and the Company’s attainment of its performance goals in accordance with the Performance Goals (as determined in the sole discretion of the Committee), determined as of the date of death or Disability, and the remainder of the PSU Award will be cancelled, (ii) Participant, or in the event of Participant’s death, Participant’s beneficiary, will vest in a pro rata amount of the RSU Award based upon the portion of the RSU Restriction Period during which Participant served as an employee of LII, determined as of the date of death or Disability, and the remainder of the RSU Award will be cancelled, and (iii) the SAR Award will become fully vested and exercisable (to the extent not already vested) and will continue to be exercisable for the remainder of the SAR Exercise Period. For purposes of this Agreement, “Disability” means permanently disabled (completely unable to perform Participant’s duties as defined in the benefit plans of the Company).

5.    Change in Control. Section 12(b) of the Plan shall not apply to the PSU Award, the RSU Award, or the SAR Award. Instead, the PSU Award, the RSU Award and the SAR

Award, to the extent outstanding and unvested at the relevant times, will be subject to vesting terms and conditions set forth in this Section 5.

(a)    Failure to Provide Qualifying Replacement Award. In the event of a Change in Control, except to the extent that a Qualifying Replacement Award is provided to Participant to continue, replace, or assume the PSU Award, the RSU Award, or the SAR Award, then these awards, as applicable, will fully vest (and, with respect to the SAR Award, become exercisable) immediately prior to (and contingent upon) the Change in Control; provided, however, that the PSU Award will vest at the Change in Control Performance Level.

(b)    Qualifying Termination Following a Change in Control. If Participant experiences a Qualifying Termination, any Qualifying Replacement Award will fully vest and (to the extent applicable) become exercisable upon Participant’s Qualifying Termination; provided, however, that any Qualifying Replacement Award of stock options or stock appreciation rights will remain exercisable until the earlier of (i) the date that is 90 days after the date of the Qualifying Termination and (ii) the date on which such award would have expired had Participant remained continuously employed.

(c)    Certain Definitions. For purposes of this Section 5, the following capitalized terms shall have the following meanings:

(i)    “Cause” means: (A) any violation by Participant of the Company’s material written policies as they may exist or be created or modified and made available to Participant from time to time in the future, including, as examples and not as a limitation of the policies to which Participant may be subject, those policies prohibiting discrimination in the workplace, including the prohibition of harassment, on the ground of race, sex, religion, age or any other prohibited basis; (B) Participant’s conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or a crime involving moral turpitude; (C) the commission by Participant of any theft, embezzlement, or other material act of dishonesty related to Participant’s employment; (D) any intentional or grossly negligent action or omission to act by Participant which breaches any material covenant, agreement, condition or obligation contained in this Agreement or in any material agreement to which Participant and the Company are parties; or (E) Participant’s engagement in intentional or negligent misconduct that has a direct, substantial and adverse effect on the Company’s reputation.

(ii)    “Change in Control Performance Level” means, with respect to the PSU Award, the level of achievement of the Performance Goals determined in accordance with the following rules as reasonably applied by the Committee (as constituted immediately before the Change in Control):

(A)    if the full PSU Performance Period has been completed as of the date of the Change in Control, the “Change in Control Performance Level” for the PSU Award shall be determined based on the actual achievement of the Performance Goals for such full PSU Performance Period; and

(B)    if the full PSU Performance Period for the PSU Award has not been completed as of the date of the Change in Control, then: (1) if the PSU Performance Period can be adequately partitioned into separate fiscal year periods, the “Change in Control Performance Level” for the PSU Award will be determined based on (x) the greater of the “target” performance level or the actual performance level for any such fiscal year period that has been completed as of the date of the Change in Control, and (y) the “target” performance level for any such fiscal year period that has not been completed as of the date of the Change in Control; and (2) if the PSU Performance Period cannot be adequately partitioned into separate fiscal year periods, the “Change in Control Performance Level” for the PSU Award shall be the “target” performance level.

(iii)    “Good Reason” means, in the absence of prior written consent of Participant: (A) any material diminution in Participant’s duties, authorities, or responsibilities; (B) any reduction in Participant’s annual base salary, target short-term cash incentive bonus, or target annual long-term incentive awards; (C) the relocation of the principal place of Participant’s employment by more than fifty (50) miles from the Company’s headquarters, which, as of the date hereof, is in Richardson, Texas; (D) in the event that Participant is serving as a member of the Board immediately prior to the Change in Control, any failure to reelect Participant as a member of the Board, unless such reelection would be prohibited by the Company’s Bylaws as in effect immediately prior to the Change in Control; provided, however, that Participant’s termination of employment will not be deemed to be for Good Reason unless (x) Participant has notified the Company in writing describing the occurrence of one or more Good Reason events within 90 days of such occurrence, (y) the Company fails to cure such Good Reason event within 30 days after its receipt of such written notice and (z) Participant’s termination of employment occurs within 180 days after the occurrence of the applicable Good Reason event.

(iv)    “Qualifying Replacement Award” means a Replacement Award that meets all of the following conditions, as determined by the Committee, as constituted immediately before the Change in Control, in its sole discretion: (A) if the original award is the PSU Award, the Replacement Award is an award of service-based restricted share units; (B) if the original award is the RSU Award or the SAR Award, the Replacement Award is an award of the same type as the original award; provided, however, that, for such purpose, an award of stock options will be deemed to be of the same type as an award of stock appreciation rights, and vice versa; (C) the Replacement Award has a value at least equal to the value of the original award (which, in the case of the PSU Award, will be based on the Change in Control Performance Level); (D) the Replacement Award relates to publicly traded equity securities of the Company or its successor in the Change in Control or another entity that is affiliated with the Company or its successor following the Change in Control; (E) if Participant is subject to U.S. federal income tax under the Code, the tax consequences of the Replacement Award to Participant under the Code are not less favorable to Participant than the tax consequences of the original award; and (F) the other terms and conditions of the Replacement Award (including the terms related to vesting and exercisability, as applicable) are not less favorable to Participant than the terms and conditions of the original award (including the provisions that would apply in the event of a subsequent termination of employment or change in control).

(v)    “Qualifying Termination” means the termination of Participant’s employment with the Company and/or its Subsidiaries as a result of a termination by the Company (other than due to Cause, Disability, or the Participant’s death) or, with respect to the Chief Executive Officer or an Executive Vice President of LII, a termination for Good Reason, within two years after the date on which a Change in Control occurs.

(vi)    “Replacement Award” means an award representing a continuation, replacement, or assumption of the PSU Award, the RSU Award or the SAR Award, as applicable. A Replacement Award may be granted only to the extent it does not result in the original award or the Replacement Award failing to comply with or be exempt from Section 409A of the Code.

6.    PSU Payment Timing.

(a)    General. Except as otherwise provided in Section 5, following the end of the PSU Performance Period the Committee will determine and certify achievement of the Performance Goals. Except as otherwise provided in Section 6(b), to the extent Performance Goals are achieved and certified by the Committee, vested PSUs will be paid no later than the 15th day of the third month following the end of the PSU Performance Period. Vested PSUs will be paid in the form of one Common Share for each vested PSU.

(b)    Other Payment Events. Notwithstanding Section 6(a), to the extent that the PSUs are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code), the PSUs shall be paid on an accelerated basis on the earliest of the following: (i) the occurrence of a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code (a “409A Change in Control”); (ii) a separation from service of Participant (for purposes of Treasury Regulation Section 1.409A-1(h)) within two years after a 409A Change in Control; (iii) Participant’s death; or (iv) Participant’s “disability” for purposes of Section 409A(a)(2)(C) of the Code (“409A Disability”).

7.    RSU Payment Timing.

(a)    General. Except as otherwise provided in Section 7(b), vested RSUs will be paid within 30 days following the RSU Vesting Date. Vested RSUs will be paid in the form of one Common Share for each vested RSU.

(b)    Other Payment Events. Notwithstanding Section 7(a), to the extent that the RSUs are not subject to a “substantial risk of forfeiture” (within the meaning of Section 409A of the Code), the RSUs shall be paid on an accelerated basis on the earliest of the following: (i) the occurrence of a 409A Change in Control; (ii) a separation from service of Participant (for purposes of Treasury Regulation Section 1.409A-1(h)) within two years after a 409A Change in Control; (iii) Participant’s death; or (iv) Participant’s 409A Disability.

8.    Exercise of SARs and SARs Payment Timing. Vested SARs may be exercised in whole or part at any time until expiration, unless terminated earlier pursuant to this Agreement. Within 30 days of the date of exercise, the Company will deliver to Participant for each vested SAR that is being exercised (“Exercised SAR”) a number of Common Shares equal in value to the excess (if any) of the Exercise Date Value over the Base Price of the SAR; provided that the aggregate number of Common Shares so determined for all Exercised SARs covered by such exercise will be rounded to the nearest whole Common Share. If on the last day of the SAR Exercise Period (or, if earlier, the last day of the 90-day period following termination, if Section 4(b) or Section 5(b) applies) (i) the fair market value of a Common Share exceeds the Base Price of the SAR, (ii) Participant has not exercised the vested SARs, and (iii) the SAR Award has not otherwise been cancelled, then the vested SARs will be deemed to have been exercised by Participant as of such day, and the Company will settle the Exercised SARs in accordance with this Section 8.

9.    Withholding for Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with the delivery to Participant of Common Shares or any other payment to Participant or any other payment or vesting event under this Agreement, and the amounts available to the Company for such withholding are insufficient, it shall be a condition to the obligation of the Company to make any such delivery or payment that Participant make arrangements satisfactory to the Company for payment of the balance of such taxes or other amounts required to be withheld. Unless otherwise determined by the Committee, such withholding requirement shall be satisfied by retention by the Company of a portion of the Common Shares to be delivered to Participant. The shares so retained shall be credited against such withholding requirement at the fair market value of such Common Shares on the date the applicable benefit is to be included in Participant’s income. In no event will the fair market value of the Common Shares to be withheld and/or delivered pursuant to this Section 9 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.

10.    Adjustments. The number of Common Shares subject to each award granted hereunder and the other terms and conditions of the grants evidenced by this Agreement are subject to adjustment as provided in Section 11 of the Plan.

11.    Protective Covenants.

(a)Noncompete Obligations. For one year following the effective date of Participant’s termination of employment with LII (the “Termination Date”), unless this restriction is prohibited by applicable law, Participant will not participate in any way in any activities within the same geographic area where Participant had responsibility to conduct business activity prior to the Termination Date, on behalf of a business that provides products or services that are the same or similar to products or services offered or planned by LII as of the Termination Date.

If Participant violates Section 11(a), unless prohibited by applicable law, Participant must pay LII on demand an amount equal to the sum of the pre-tax gains received from: (i) PSU Awards and RSU Awards that vested under this Agreement in the one year period prior to the Termination Date; and (ii) SAR Awards exercised under this Agreement in the period beginning one year prior to the Termination Date and ending 90 days after the Termination Date, up to a maximum amount of the following multiple of Participant’s annual base salary in effect on the Termination Date: .75 if Participant is a Vice President; 1.5 if Participant is an Executive Vice President; or 3.0 if Participant is the Chief Executive Officer.

(b)    Nonsolicitation Obligations. For one year following the Termination Date, Participant will not, directly or indirectly: (i) solicit, recruit or hire any person who is an LII employee as of the Termination Date; or (ii) solicit or induce any customer, supplier or distributor as of the Termination Date to cease or reduce doing business with LII, or divert an LII business opportunity.

If Participant violates Section 11(b), LII will be irreparably harmed and entitled to specific performance, injunctive relief, attorneys’ fees and costs incurred in obtaining relief, and any other remedy available at law or equity.

(c)    Consent. Participant may engage in activities otherwise restricted by this Section 11 with the written consent of LII’s Chief Executive Officer if Participant is a Vice President or Executive Vice President, or with the written consent of the independent members of the Board of Directors if Participant is the Chief Executive Officer.

12.    No Stockholder Rights. Participant will not be deemed for any purpose, including voting rights and dividends or dividend equivalents, to be, or to have any of the rights of, a Stockholder with respect to any Common Shares as to which the PSU Award, the RSU Award or the SAR Award relate until such shares are issued or transferred to Participant by the Company. The existence of this Agreement will not affect the right or power of LII or its Stockholders to accomplish any corporate act.

13.    Restrictions Imposed by Law. Participant agrees that LII will not be obligated to deliver any Common Shares if LII determines that such delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Shares may be listed or quoted. LII will not be obligated to take any affirmative action to cause the delivery of Common Shares to comply with any such law, rule, regulation or agreement.

14.    Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant). If, at the time of Participant’s separation from service (within the meaning of Section 409A of the Code), (a) Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (b) the Company makes a good faith determination that an amount payable hereunder the timing of which is triggered by such separation from service constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the tenth business day of the seventh month after such separation from service.

15.    No Right to Future Awards. The grants of the awards under this Agreement to Participant are voluntary, discretionary awards being made on a one-time basis and they do not constitute commitments to make any future awards. The grants of the awards and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law.

16.    Notice. Unless LII notifies Participant in writing of a different procedure, any notice or other communication to LII with respect to this Agreement must be in writing and delivered personally or by first class mail, postage prepaid, to the following address:

Lennox International Inc.
c/o Corporate Secretary
2140 Lake Park Boulevard
Richardson, Texas 75080

Any notice or other communication to Participant with respect to this Agreement must be in writing and delivered personally, or sent electronically to Participant or by first class mail, postage prepaid, to Participant’s address as listed in the records of the Company on the Date of Grant, unless LII has received written notification from Participant of a change of address.

17.    Amendment. This Agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by the Plan. Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

18.    Participant Employment. Nothing contained in this Agreement, and no action of LII or the Committee, will confer or be construed to confer on Participant any right to continue in the employ of LII or interfere in any way with the right of LII to terminate Participant’s employment at any time, with or without cause, subject, however, to the provisions of any employment agreement between Participant and LII.

19.    Governing Law. This Agreement is governed by Delaware law. Any dispute arising out of or related to this Agreement, or any breach or alleged breach hereof, will be exclusively decided by a state or federal court in the State of Texas in the County of Dallas. Participant irrevocably waives Participant’s right, if any, to have any disputes between Participant and the Company arising out of or related to this Agreement decided in any jurisdiction or venue other than a state or federal court in the State of Texas in the County of Dallas. Participant hereby irrevocably consents to the personal jurisdiction of the state courts in the State of Texas in the County of Dallas for the purposes of any action arising out of or related to this Agreement.

20.    Construction. This Agreement is entered into, and the PSU Award, RSU Award and SAR Award are granted, pursuant to the Plan and are governed by and construed in accordance with the Plan and the administrative interpretations adopted under the Plan. In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan will control. Notwithstanding anything in this Agreement to the contrary, Participant acknowledges and agrees that this Agreement and the awards described herein are subject to the terms and conditions of the Company’s clawback policy as may be in effect from time to time (if any).

21.    Severability and Reformation. If any restriction or covenant in this Agreement is deemed by a court of competent jurisdiction to be unreasonable or unenforceable as written,

the court may modify any unreasonable or unenforceable element of the restriction or covenant to make it reasonable and enforceable or enforce it only to the extent it is reasonable and enforceable. If the court determines that any restriction or covenant in this Agreement is wholly or partially invalid or unenforceable, the remainder of the restrictions or covenants will be given full effect.

22.    Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the PSU Award, the RSU Award and the SAR Award. If Participant has a written employment agreement or change in control agreement which contains provisions that conflict with this Agreement, the terms of the employment agreement or change in control agreement will control.

23.    Electronic Delivery. The Participant consents to the delivery of any documents related to the awards granted hereunder by electronic means and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

24.    Participant Acceptance. Participant must accept the terms and conditions of this Agreement by electronic signature or by signing in the space below and returning a signed copy to the Company.

25.    No-Waiver. Any waiver by the Company of a breach of any provision of this Agreement will not operate or be construed as waiver of any subsequent breach.

26.    Other Entities Protected. This Agreement, including the restrictions on Participant’s activities apply to any subsidiary, affiliate, successor and assign of LII to which Participant provides services or about which Participant receives Confidential Information. LII has the right to assign this Agreement at its sole election without the need for further notice to or consent by Participant. Accordingly, this Agreement will inure to the benefit of, and may be enforced by, any and all successors and assigns of LII, including without limitation by asset assignment, stock sale, merger, consolidation or other corporate reorganization, and will be binding on Participant, Participant’s executors, administrators, personal representatives or other successors in interest. Participant further agrees that Participant’s rights are personal and may not be assigned or transferred.

27.    Acknowledgement. Participant acknowledges that Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

    ACCEPTED:

    Signed: _________________________________________
     «First» «Last»

    Date: «Date»

SCHEDULE A

Performance Goals
PSU Performance Period: January 1, 20__ – December 31, 20__

1.    Overview. The actual number of Common Shares delivered to the Participant in settlement of the PSUs earned under the Long-Term Incentive Award Agreement between the Company and Participant (the “Agreement”) will be determined by the Committee in its reasonable discretion following the end of the PSU Performance Period based on actual performance results against the performance goals described below, subject to Section 4 and Section 5 of the Agreement. Any PSUs not earned will be canceled and forfeited. Capitalized terms used in this Statement of Performance Goals that are not specifically defined in this Statement of Performance Goals have the meanings assigned to them in the Agreement.

2.    Metrics. 50% of the PSU Award will be earned based upon achievement of Company core net income compound annual growth rate (CAGR) over the three year PSU Performance Period (“Core Net Income”), and 50% of the PSU Award will be earned based upon achievement of Company average return on invested capital for each of the years in the three year PSU Performance Period (“ROIC”).

3.    Performance Matrix. From 0% to 200% of the PSUs will be earned based on achievement of the Core Net Income and ROIC performance goals during the PSU Performance Period as follows:

PSU Award – Performance Goals
Performance Level	Threshold	Target	Maximum
Percentage of PSUs Earned	50%	100%	200%
Core Net Income CAGR	__%	__%	__%
ROIC Weighted Average	__%	__%	__%

If Core Net Income or ROIC for the PSU Performance Period falls between two performance levels set forth in the performance matrix above, the number of PSUs earned with respect to such performance metric will be determined based on straight-line mathematical interpolation (rounded down to the nearest whole number of PSUs). If Core Net Income or ROIC for the PSU Performance Period falls below the “Threshold” level set forth in the performance matrix above, no PSUs shall become earned with respect to that metric.